Exhibit 99.1

Republic Bancorp, Inc. Reports Second Quarter 2024 Net Income of $25.2 Million

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) reported second quarter 2024 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $25.2 million and $1.30 per share, representing increases of 20% and 22% over the second quarter of 2023.

Logan Pichel, President & CEO of the Republic Bank & Trust Company commented, “We are very pleased with our strong performance in the second quarter, which reflects our continued focus on providing best-in-class service to our clients, the on-going success of our diversified business model, and growing our core banking franchise, while also prudently and effectively managing our risks and expenses,” said Logan Pichel, President and CEO of Republic Bank. “Perhaps as much as anything, I am most proud that we reached an industry strong Net Promoter Score (“NPS”) of 67.2 during the second quarter versus an industry average of 23.9. Our strong NPS Score further affirms our passion for delivering exceptional customer experiences across all channels and all parts of the Bank.

We also had another positive quarter in moderating our operating costs as our Total Company noninterest expenses declined nearly 4% from the second quarter of 2023 to the second quarter of 2024. We are reporting this reduction in our noninterest expenses despite recent investments we’ve made in new banking centers, the hiring of new talent, and the on-going enhancement of our technology and digital capabilities. We are very proud of the progress we’ve made in our efficiency gains and look forward to building on this progress in the future.

Some of our additional highlights for the second quarter of 2024 include:

1)	Core Bank asset quality remained excellent, with net charge-offs to average loans of only 0.02% for the quarter and nonperforming loans to total loans of 0.39% as of June 30, 2024.

2)	We completed the sale of $67 million of lower-yielding mortgage loans during the quarter. We executed this sale as we see opportunities to increase our future earnings through recycling the proceeds from this transaction into other higher yielding loan opportunities.

3)	Our Traditional Bank loan portfolio grew by $16 million during the second quarter. As expected, our new loan production at the Traditional Bank has been slower during the first six months of 2024 compared to previous periods as we continued to exercise strong pricing discipline for new loan opportunities. While this pricing discipline contributed to the rising yields for the Traditional Bank’s overall loan portfolio, it also reduced the Traditional Bank’s new loan volume, and as a result, the overall opportunity for growth in the Traditional Bank’s loan portfolio since year-end. While this strategy will likely make growing the Traditional Bank’s overall loan portfolio more difficult in the near term, we will continue to make pricing decisions with the long-term future of the Company in mind.

4)	To take advantage of the currently inverted yield curve and lower our overall borrowing costs during the second quarter of 2024, we borrowed $100 million from the Federal Home Loan Bank (“FHLB”) on a five-year basis. As a result of this strategy, the Company was able to lock in an annualized cost of 4.42% for these borrowings over the five-year term compared to an annualized cost of 5.55% for overnight borrowings.

As it relates to our diversification of revenue streams, our Republic Processing Group (“RPG) continued to produce positive results during the second quarter of 2024. While Republic Payment Solutions (“RPS”) was

down slightly for the quarter due to a revenue share arrangement implemented during the first quarter of 2024, both Republic Credit Solutions (“RCS”) and Tax Refund Solutions (“TRS”) had solid increases in net income contributing to a 14% increase in net income for RPG, in total, for the second quarter of 2024 compared to the second quarter of 2023.

As we look ahead to the second half of 2024, achieving moderately priced deposit growth will remain a major focus. With our superior customer service, competitive products, convenient locations, and solid digital capabilities, we believe we are well-armed to effectively and efficiently grow our loyal customer base. I am optimistic about our future and the potential for us to create long-term value for our shareholders, our clients, our associates, and the communities we serve,” Pichel concluded.

The following table highlights Republic’s key metrics for the three months ended June 30, 2024 and 2023. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on July 19, 2024.

	Total Company Financial Performance Highlights
	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
(dollars in thousands, except per share data)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change

Income Before Income Tax Expense	$32,105	$26,508	$5,597	21%	$70,804	$62,622	$8,182	13%
Net Income	25,206	21,052	4,154	20	55,812	49,144	6,668	14
Diluted EPS	1.30	1.07	0.23	22	2.87	2.50	0.37	15
Return on Average Assets ("ROA")	1.50%	1.37%	NA	10	1.61%	1.60%	NA	1
Return on Average Equity ("ROE")	10.57	9.41	NA	12	11.90	11.14	NA	7

NA – Not applicable

Results of Operations for the Second Quarter of 2024 Compared to the Second Quarter of 2023

Core Bank(1)

Net income for the Core Bank was $15.0 million for the second quarter of 2024, a $2.9 million, or 24%, increase over the $12.1 million for the second quarter of 2023. Favorable variances across net interest income, Provision, and noninterest expenses, were all drivers for the increase in net income from the second quarter of 2023 to the second quarter of 2024.

Net Interest Income – Core Bank net interest income was $52.8 million for the second quarter of 2024, a $1.4 million, or 3%, increase from $51.4 million during the second quarter of 2023 and was driven, in general, by period-over-period growth in average interest-earning assets. The quarter-over-same-quarter-last-year increase in net interest income for the Core Bank reversed a negative trend of two consecutive quarterly declines in net interest income for the fourth quarter of 2023 and the first quarter of 2024.

While net interest income did increase in terms of overall dollars, the Core Bank’s net interest margin (“NIM”) decreased from 3.65% during the second quarter of 2023 to 3.46% during the second quarter of 2024. As with the previous quarters over the past year, the primary driver of the decrease in the net interest margin at the Core Bank was a shift in funding mix away from noninterest-bearing deposit balances into higher-costing, interest-bearing deposits and FHLB borrowings. Overall, the Core Bank’s average noninterest-bearing deposits decreased from $1.5 billion during the second quarter of 2023 to $1.2 billion for the second quarter of 2024. In addition to this change in funding mix, the Core Bank’s cost of interest-bearing liabilities also increased 103 basis points from the second quarter of 2023 to the second quarter of 2024, outpacing the 60-basis-point increase to its yield on interest-earning assets over the same periods.

Additional items of note impacting the Core Bank’s change in net interest income and NIM between the second quarter of 2023 and the second quarter of 2024 were as follows:

●	Average outstanding Warehouse balances decreased from $462 million during the second quarter of 2023 to $457 million for the second quarter of 2024. Committed Warehouse lines declined from $980 million to $957 million during these same periods, while an up-tick in demand caused average usage rates for Warehouse lines to increase from 47% during the second quarter of 2023 to 49% for the second quarter of 2024.

●	Traditional Bank average loans grew from $4.3 billion with a weighted-average yield of 4.98% during the second quarter of 2023 to $4.6 billion with a weighted average yield of 5.57% during the second quarter of 2024. In general, the growth in average loan balances was primarily attributable to loan growth achieved during the last six months of 2023, as the spot balances for Traditional Bank loans decreased $29 million, or 1%, from December 31, 2023 to June 30, 2024.

●	Average interest-earning cash, which is managed as a separate but complementary component of the Company’s overall investment portfolio, was $393 million with a weighted-average yield of 5.46% during the second quarter of 2024 compared to $115 million with a weighted-average yield of 5.43% for the second quarter of 2023. The increase in average interest-earning cash balances was the continuance of a strategic decision over the past year for additional on-balance sheet liquidity above required minimums in response to the uncertainty of the economic environment.

●	Average investments were $670 million with a weighted-average yield of 3.09% during the second quarter of 2024 compared to $775 million with a weighted-average yield of 2.73% for the second quarter of 2023. The Core Bank continued to maintain an investment portfolio during the second quarter of 2024 with a short overall duration as part of its interest rate risk management strategy. As a result of this short duration, the Core Bank has approximately $111 million of investment securities as of June 30, 2024 that are scheduled to mature over the remaining six months of 2024 with a weighted-average yield of 3.69%.

●	Further segmenting the Core Bank’s increased cost of interest-bearing liabilities:

o	The weighted-average cost of total interest-bearing deposits increased from 1.59% during the second quarter of 2023 to 2.79% for the second quarter of 2024, while average interest-bearing deposits grew $668 million over the same periods. Included within this $668 million of growth in interest-bearing deposits was a $251 million increase in the average balances for higher-costing, short-term brokered deposits and third-party listing service deposits, which the Company utilized for excess liquidity purposes.

o	The average balance of FHLB borrowings increased from $256 million for the second quarter of 2023 to $306 million for the second quarter of 2024. Conversely, the weighted-average cost of these borrowings decreased from 4.90% to 4.29% for the same time periods. The increase in the average balance of borrowings was driven, in general, by the above noted growth in period-to-period average loans, while the decrease in the overall weighted-average cost of FHLB borrowings resulted from term-extension strategies to take advantage of the currently inverted yield curve.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Jun. 30,			Three Months Ended Jun. 30,
Reportable Segment	2024	2023	Change	2024	2023	Change

Traditional Banking	$49,915	$48,743	$1,172	3.53%	3.77%	(0.24)%
Warehouse Lending	2,914	2,642	272	2.57	2.28	0.29
Total Core Bank	$52,829	$51,385	$1,444	3.46	3.65	(0.19)

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Jun. 30,				Jun. 30,	Jun. 30,
Reportable Segment	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change

Traditional Banking	$4,622,655	$4,279,373	$343,282	8%	$4,589,167	$4,394,668	$194,499	4%
Warehouse Lending	456,908	462,755	(5,847)	(1)	549,011	539,560	9,451	2
Total Core Bank	$5,079,563	$4,742,128	$337,435	7	$5,138,178	$4,934,228	$203,950	4

*Includes loans held for sale

NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision (2) was a net charge of $1.1 million for the second quarter of 2024 compared to a net charge of $2.1 million for the second quarter of 2023.

The net charge of $1.1 million for the second quarter of 2024 was driven, primarily, by the following:

●	The Core Bank recorded a net charge to the Provision of $681,000 during the second quarter of 2024 substantially related to general formula reserves applied to Traditional Bank loans. While loan balances at the Traditional Bank only slightly increased by $16 million during the second quarter, the segment continued to experience a change in loan mix, growing in categories such as construction and land development, with higher loan loss reserve requirements thus driving its higher Provision for the quarter.

●	The Core Bank recorded a net charge to the Provision of $214,000 resulting from general formula reserves applied to an $86 million increase in outstanding Warehouse balances during the quarter.

The net charge of $2.1 million during the second quarter of 2023 was driven, primarily, by the following:

●	The Core Bank recorded a net charge to the Provision of $3.9 million during the second quarter of 2023 substantially related to general formula reserves applied to $229 million of Traditional Bank loan growth for the quarter.

●	Offsetting the above, the Core Bank recognized a $2.0 million credit to the Provision during the second quarter of 2023 driven primarily by the release of $1.5 million in COVID-related reserves as the federal government declared an official end to the COVID pandemic effective May 2023.

●	The Core Bank recorded a net charge to the Provision of $202,000 resulting from general formula reserves applied to an $81 million increase in outstanding Warehouse balances during the quarter.

As a percentage of total loans, the Core Bank’s Allowance(2) increased 4 basis points from June 30, 2023 to June 30, 2024. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Jun. 30, 2024			As of Jun. 30, 2023			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,589,167	$59,865	1.30%	$4,394,668	$55,567	1.26%	0.04%	3%
Warehouse Lending	549,011	1,370	0.25	539,560	1,346	0.25	—	—
Total Core Bank	5,138,178	61,235	1.19	4,934,228	56,913	1.15	0.04	3

Tax Refund Solutions	92	—	—	193	—	—	—	—
Republic Credit Solutions	126,000	19,452	15.44	118,721	15,289	12.88	2.56	20
Total Republic Processing Group	126,092	19,452	15.43	118,914	15,289	12.86	2.57	20

Total Company	$5,264,270	$80,687	1.53%	$5,053,142	$72,202	1.43%	0.10%	7%

	ACLL Roll-Forward
	Three Months Ended June 30,
	2024					2023
(dollars in thousands)	Beginning		Charge-		Ending	Beginning	CBank		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Adjustment*	Provision	offs	Recoveries	Balance

Traditional Bank	$59,176	$921	$(332)	$100	$59,865	$55,216	$(1,384)	$1,860	$(239)	$114	$55,567
Warehouse Lending	1,156	214	—	—	1,370	1,144	—	202	—	—	1,346
Total Core Bank	60,332	1,135	(332)	100	61,235	56,360	(1,384)	2,062	(239)	114	56,913

Tax Refund Solutions	30,069	(1,182)	(32,693)	3,806	—	25,981	—	(219)	(25,950)	188	—
Republic Credit Solutions	18,301	5,196	(4,315)	270	19,452	13,780	—	4,296	(3,018)	231	15,289
Total Republic Processing Group	48,370	4,014	(37,008)	4,076	19,452	39,761	—	4,077	(28,968)	419	15,289

Total Company	$108,702	$5,149	$(37,340)	$4,176	$80,687	$96,121	$(1,384)	$6,139	$(29,207)	$533	$72,202

* The net fair value adjustment to ACLL includes an estimate of lifetime credit losses for Purchased Credit Deteriorated loans.

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Jun. 30,	Jun. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2024	2023	2023	2022	2021

Nonperforming loans to total loans	0.39%	0.34%	0.39%	0.37%	0.47%

Nonperforming assets to total loans (including OREO)	0.41	0.37	0.41	0.40	0.51

Delinquent loans* to total loans	0.18	0.12	0.16	0.14	0.17

Net charge-offs to average loans	0.02	0.01	0.01	0.00	0.01
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income decreased $1.2 million from the second quarter of 2023 to $10.1 million for the second quarter of 2024. The decrease in noninterest income was driven by a $1.7 payment received in June 2023 in the “other” category related to the payout of Bank Owned Life Insurance (“BOLI”). Partially offsetting the decline in noninterest income related to BOLI, mortgage banking income increased $705,000 driven by an up-tick in consumer demand for home purchases.

Noninterest Expense – The Core Bank’s noninterest expenses were $42.6 million for the second quarter of 2024 compared to $45.5 million for the second quarter of 2023, a decrease of $2.8 million, or 6% for the quarter. The primary driver for the lower noninterest expenses for the second quarter of 2024 was lower salaries and associated estimated incentive compensation accruals, which decreased $1.9 million, or 7%, compared to the second quarter of 2023. This overall decline was driven primarily by a 42-count reduction in the number of Core Bank FTEs from June 30, 2023 to June 30, 2024.

Republic Processing Group(3)

RPG reported net income of $10.2 million for the second quarter of 2024, a $1.3 million, or 14% increase over the $8.9 million for the second quarter of 2023. RPG’s performance for the second quarter of 2024 compared to the second quarter of 2023, by operating segment, was as follows:

Tax Refund Solutions

TRS recorded net income of $3.1 million during the second quarter of 2024 compared to net income of $2.2 million for the second quarter of 2023. The overall increase in TRS net income for the quarter was driven primarily by a $963,000 decrease in Provision, as net charge-offs for Refund Advances (“RAs”) during the quarter were favorably lower than the Company’s preliminary estimated loan loss reserves as of March 31, 2024. In addition, the Company also received a $560,000 payment during the second quarter of 2024 representing a Tax Provider yield enhancement for the RA program to help offset the Company’s higher funding costs. This yield enhancement was new for the 2024 tax season.

Republic Payment Solutions

Net income at RPS was $2.1 million for the second quarter of 2024, a $759,000 decrease from the second quarter of 2023. While RPS earned a higher yield of 5.03% applied to the $360 million average of prepaid program balances for the second quarter of 2024 compared to a yield of 4.52% for the $364 million in average prepaid card balances for the second quarter of 2023, the higher yield was substantially offset by a $1.3 million charge to interest expense for a revenue sharing arrangement that was new for 2024.

Republic Credit Solutions

Net income at RCS increased $1.1 million, or 29% from $3.9 million for the second quarter of 2023 to $5.0 million for the second quarter of 2024. The increase in RCS net income was primarily due to growth in profitability of one of its Line-of-Credit (“LOC”) products, which had an increase in net income of $938,000 from the second quarter of 2023 to the second quarter of 2024. The rise in net income for this LOC product was driven primarily by a period-to-period increase in average outstanding loan balances of $8.8 million.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of June 30, 2024, had approximately $6.6 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2023. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking and Warehouse Lending segments.

(2)	Provision – Provision for Expected Credit Loss Expense

Allowance – Allowance for Credit Losses on Loans

(3)	Republic Processing Group operations consist of the TRS, RPS, and RCS segments.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628